EXHIBIT 99.1
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                                    CONTACT:       Paul D. Baker
                                                   Comverse Technology, Inc.
                                                   paul.baker@cmvt.com
                                                   (212) 739-1060


           MARK C. TERRELL STEPS DOWN AS COMVERSE TECHNOLOGY CHAIRMAN;
                    CHARLES J. BURDICK NAMED AS NEW CHAIRMAN

NEW YORK, NY, March 20, 2008 -- Comverse Technology, Inc. (Pink Sheets: CMVT.PK) today announced that Mark C. Terrell has stepped down as Chairman of the Board of Directors of the Company. He will continue to serve as a Board member and a member of the Audit Committee. Charles J. Burdick, a director since 2006 and Audit Committee Chairman, has been named Chairman of the Board.

Mr. Terrell joined the Board in July of 2006. In December 2006 he was elected Chairman of the Board and in January 2007 as Chairman of the Board's Special Committee. His leadership was instrumental in reconstituting the Board, hiring Comverse CEO Andre Dahan and completing the investigations overseen by the Special Committee. He initiated several key governance processes that heightened awareness of appropriate corporate conduct and governance facilitating an appropriate tone at the top.

Mr. Terrell said, "I am proud to have served the shareholders of Comverse as Chairman. The Company is entering a new phase of its existence and it is the right time to step aside so that different skill sets can be applied to the opportunities ahead. Charles Burdick brings invaluable management and Board experience that will be helpful to Andre Dahan, our CEO, as he deals with the strategic, financial and operational challenges ahead."

Mr. Burdick said, "On behalf of the Board and shareholders, I'd like to thank Mark for his significant leadership during a challenging period in the company's history. I look forward to continuing to work with Mark on the Board and the Audit Committee, as we focus on completing our financial filings, and moving forward with the goal of enhancing shareholder value."

Charles J Burdick was formerly CEO and CFO of Telewest Communications, a leading Cable Broadband Company in the United Kingdom and was CEO of HIT Entertainment the children's television and entertainment company. He has a strong financial background and has worked for TimeWarner, US West, and MediaOne in various financial roles. He is currently on the Board of CTC Media, a NASDAQ listed Russian free to air television provider as well as Kaupthing Singer and Friedlander in the UK, a subsidiary of the Kaupthing Group. He has an MBA from UCLA and currently lives in London.

ABOUT COMVERSE TECHNOLOGY, INC.

Comverse Technology, Inc. is the world's leading provider of software and systems enabling network-based multimedia enhanced communication and billing services. The company's Total Communication portfolio includes value-added messaging, personalized data and content-based services, converged IP communications solutions, and real-time prepaid, postpaid and converged billing


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solutions. Over 500 communication and content service providers in more than 130 countries use Comverse products to generate revenue, and improve customer loyalty and operational efficiencies.

Other Comverse Technology subsidiaries include: Verint Systems (Pink Sheets:
VRNT.PK), a leading provider of analytic software-based actionable intelligence solutions for security and business interaction intelligence; and Ulticom (Pink
Sheets: ULCM.PK), a leading provider of service essential signaling solutions for wireless, wireline, and Internet communications.

For additional information, visit the Comverse Technology website at www.cmvt.com.

All product and company names mentioned herein may be registered trademarks or trademarks of Comverse or the respective referenced company(s).

This release contains "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could affect the company include: the results of the investigation of the Special Committee, appointed by the Board of Directors on March 14, 2006, of matters relating to the company's stock option grant practices and other accounting matters, including errors in revenue recognition, errors in the recording of deferred tax accounts, expense misclassification, the possible misuse of accounting reserves and the understatement of backlog; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such investigation or as result of the company's VSOE evaluation; the company's inability to file reports with the Securities and Exchange Commission; the effects of the delisting of the company's Common Stock from NASDAQ and the quotation of the company's Common Stock in the "Pink Sheets," including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; risks relating to the company's ability to relist its Common Stock on NASDAQ; risks relating to alleged defaults under the company's ZYPS indentures, including acceleration of repayment; risks of litigation (including the pending securities class action and derivative lawsuits) and of governmental investigations or proceedings arising out of or related to the company's stock option practices or any other accounting irregularities or any restatement of the financial statements of the company, including the direct and indirect costs of such investigations and restatement; risks related to Verint Systems Inc's. merger with Witness Systems, Inc., including risks associated with integrating the businesses and employees of Witness; risks associated with integrating the businesses and employees of the Global Software Services division acquired from CSG Systems International, Netcentrex S.A. and Netonomy, Inc.; changes in the demand for the company's products; changes in capital spending among the company's current and prospective customers; the risks associated with the sale of large, complex, high capacity systems and with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either the company or its competition; risks associated with rapidly changing technology and the ability of the company to introduce new products on a timely and cost-effective basis; aggressive competition may force the company to reduce prices; a failure to compensate any decrease in the sale of the company's traditional products with a corresponding increase in sales of new products; risks associated with changes in the competitive or regulatory environment in which the company operates; risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights; risks associated with significant foreign operations and international sales and investment activities, including fluctuations in foreign currency exchange rates, interest rates, and valuations of public and private equity; the volatility of macroeconomic and industry conditions and the international marketplace; the risk of declines in information technology spending; risks associated with the company's ability to retain existing personnel and recruit and retain qualified personnel; and other risks described in filings with the Securities and Exchange Commission. The company undertakes no commitment to update or revise forward-looking statements except as required by law.
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